Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LSB Bancshares, Inc.
We consent to the incorporation by reference of our reports dated March 16, 2007, with respect to the consolidated financial statements of FNB Financial Services Corporation and subsidiary, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, included in FNB Financial Corporation’s 2006 Annual Report on Form 10-K and to the reference to our firm under the heading “Experts” in this Registration Statement and related Prospectus of LSB Bancshares, Inc.
/s/ Dixon Hughes PLLC
Charlotte, North Carolina
April 26, 2007